Exhibit 10.25

Memorandum of Understanding (12/27/17)

This Memorandum of Understanding (“MOU”) is entered into between Hernando de Soto, an individual (“Hernando”), Overstock.com, Inc., a Delaware corporation (“Overstock”), Medici Ventures, Inc., a Delaware corporation (“Medici”), and Patrick M. Byrne, an individual (“Patrick”), as of December 27, 2017. Medici, Overstock, and Patrick are excited to work together with Hernando to implement Hernando’s dream of bringing to those left behind by globalization the possibility to create capital and participate in the global economy on equal terms. This MOU is an attempt to set forth a framework for future agreement.

1.	DeSoto, Inc. The parties will form a company called “DeSoto, Inc.” (for now) with the following contributions and ownership:

Ownership		Contribution
Medici	50%
Payment to Hernando of $6 million cash on or before January 8, 2018 for Intellectual Property as described below. In addition, Medici will contribute $8 million cash contributed to DeSoto, Inc. ($4 million immediately and $4 million in three months) to fund the operating activities of DeSoto, Inc.

Hernando	33%
Intellectual Property regarding the methodologies needed for locating and collecting disconnected ledgers worldwide and extracting from them the information that will include them in the global information and legal network. As consideration for such Intellectual Property, Hernando will receive $20 million cash as follows: $6 million from Overstock on or before January 8, 2018 and $14 million from Patrick on or before March 31, 2018. Hernando will serve as Chairman of DeSoto, Inc., a Director of Medici and will help advance the international understanding of our mission.

Patrick	17%
Reputation as leader in global blockchain community. Service as Co-Chairman and CEO of DeSoto, Inc. and a Director of Medici. Payment to Hernando of $14 million cash on or before March 31, 2018 for Intellectual Property as described above.

2.	Additional Terms

a.
Additional Funding. DeSoto, Inc. will use commercially reasonable efforts to raise additional funding for its work as soon as it is reasonably practical to do so. Fund raising activities may include an Initial Coin Offering and or other activities depending on market conditions.

b.
Compensation for Hernando’s Employment. DeSoto, Inc. will pay Hernando $500,000/year for his services: $200,000/year for his role as Chairman and $300,000/year for his services abroad globally promoting DeSoto products.

c.
Medici Stock Options. Medici will grant each Hernando and Patrick stock options to purchase 2,500 Medici stock pursuant to the Medici Ventures 2017 Employee Stock Option Plan for service as Directors on the Medici board of directors.

3.	Hernando’s goals in Joining the group
Hernando has accepted a position as Chairman of DeSoto, Inc., and as a board member of Medici, because - as he has written in various articles in the last two years - he believes that the methodologies he has developed will be significantly improved by using the blockchain ledger system we are building as well as by customizing the other blockchain Medici products to suit the interests of those who have fallen behind in the widening of markets.

Patrick will take the position of Co-Chairman and CEO of DeSoto, Inc. because he recognized the brilliance of Hernando’s vision when reading his work in 2000, and it is the honor of his life to be chosen by Hernando to implement it. He hopes he and Hernando can together help five billion people over five years.

The parties agree these points reflect their current understanding of this project. Both parties will work in good faith to accomplish all of the above terms, subject to legal and contractual obligations. Both parties agree that this agreement does not include all terms that will be necessary for this relationship and that each will cooperate in good faith to reach more detailed agreements in the future.

/s/ HERNANDO DE SOTO	/s/ PATRICK M. BYRNE
Hernando de Soto	Patrick M. Byrne

/s/ PATRICK M. BYRNE	/s/ JONATHAN E. JOHNSON III
Patrick M. Byrne, Overstock	Jonathan E. Johnson III, Medici